Exhibit 12


                         MICHIGAN BELL TELEPHONE COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (Dollars in Millions)

                                    1997      1996      1995      1994      1993
                                    ----      ----      ----      ----      ----


1. EARNINGS

 a) Income before interest expense,
    income tax, extraordinary
    item and undistributed
    equity earnings (3)......  $1,050.3  $1,002.8  $  863.1  $  477.3  $  584.2

 b) Single Business Tax (2)..      20.5      31.4      26.2      28.3      27.6

 c) Portion of rental expense
    representative of the
    interest factor (1) (2)..      12.5      12.2      13.1      11.8      13.5
                               --------  --------  --------  --------  --------
     Total 1(a) through 1(c).  $1,083.3  $1,046.4  $  902.4  $  517.4  $  625.3
                               ========  ========  ========  ========  ========
2. FIXED CHARGES

 a) Total interest expense
    including capital
    lease obligations........  $   82.9  $   85.1  $   90.3  $   97.1  $  104.8

 b) Capitalized interest.....       1.3       1.9       1.7       1.5       1.4

 c) Portion of rental expense
    representative of the
    interest factor (1)......      12.5      12.2      13.1      11.8      13.5
                               --------  --------  --------  --------  --------
     Total 2(a) through 2(c).  $   96.7  $   99.2  $  105.1  $  110.4  $  119.7
                               ========  ========  ========  ========  ========

RATIO OF EARNINGS TO
FIXED CHARGES.................    11.20     10.55      8.59      4.69      5.22
                               ========  ========  ========  ========  ========

(1) One-third of rental expense is considered to be the amount representing return on capital.

(2) Earnings are income before income taxes and fixed charges. Since the Single Business Tax (the Tax) and rental expense have already been deducted, the Tax and the one-third portion of rental expense considered to be fixed charges are added back.

(3) The results for 1995 reflect a $64.9 million pretax credit primarily from settlement gains resulting from lump sum pension payments from the pension plan to former employees who left the business in the nonmanagement work force restructuring. Results for 1994 reflect a $174.4 million pretax charge associated with the nonmanagement work force restructuring.